UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 6, 2004
Commission file Number: 0-17321

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TOR MINERALS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

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Delaware	74-2081929
(State or other jurisdiction of corporation)	(I.R.S. Employer Identification No.)

722 Burleson
Corpus Christi, Texas 78402
(Address of principal executive offices and zip code)

(361) 883-5591
(Registrant's telephone number, including area code)

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ITEM 5. OTHER EVENTS

The Registrant files herewith the Exhibit listed in Item 7 below.

ITEM 7. EXHIBITS

The following exhibit is furnished in accordance with 601 of Regulation S-K: 99.1 Press release.

Exhibit 99

TOR Minerals International Announces

Plant Expansion

Corpus Christi, Texas August 6, 2004 - TOR Minerals International (NASDAQ: TORM) announced today that the Company had broken ground on the previously announced expansion of HITOX® titanium dioxide pigment capacity at its Corpus Christi plant. Richard Bowers, President and CEO, said that equipment was arriving for installation and that the project was on schedule with limited production in late September. He said he believed the new unit would be fully operational in the fourth quarter of this year and that the cost would be on the order of $1.5 million which has been provided for by the sale of equity by the Company in January of this year as well as planned operating leases on certain large equipment. Internal cash flow and short term borrowing would provide for additional investment should that be necessary.

Bowers said the project would add approximately 10,000 tons of HITOX pigment capacity to Corpus Christi, substantially reduce energy costs and allow the manufacture of an improved, more opaque and more valuable HITOX pigment.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, advances in technology, changes in foreign currency rates, freight price increases, commodity price increases, delays in delivery of requirement equipment and other factors.

Contact for Further Information:

David Mossberg

Beacon Street Group Investor Relations

(817) 459-2346

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOR MINERALS INTERNATIONAL, INC. _____________________ (Registrant)

Date: August 6, 2004	RICHARD BOWERS Richard Bowers President and CEO

Date: August 6, 2004	LAWRENCE W. HAAS Lawrence W. Haas Treasurer and CFO